HomeTrust Bancshares, Inc. and TriSummit Bancorp, Inc.
Receive Regulatory Approvals
ASHEVILLE, NC and KINGSPORT, TN - November 28, 2016 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“HomeTrust”) and TriSummit Bancorp, Inc. (“TriSummit”) jointly announced today that the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks have approved the regulatory applications filed in connection with HomeTrust’s acquisition of TriSummit.
On December 13, 2016, TriSummit will hold a special meeting of its shareholders in connection with the merger. TriSummit shareholders will be asked to vote to approve the merger agreement and related matters as described in the previously filed proxy statement/prospectus.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank (the “Bank”). As of September 30, 2016, HomeTrust had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to its customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.
TriSummit Bancorp, Inc.
TriSummit Bancorp, Inc. is the holding company for TriSummit Bank, a Tennessee-chartered bank headquartered in Kingsport, Tennessee. TriSummit Bank is a community oriented financial institution offering traditional financial services with offices in Kingsport, TN, Johnson City, TN, and Bristol, VA (the “Tri-Cities” region) and also in Morristown and Jefferson City, TN. At September 30, 2016, TriSummit had consolidated assets of $350.9 million, deposits of $284.9 million and shareholders’ equity of $34.0 million.
Cautionary Statement Regarding Forward Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause actual results to differ materially from expected results include: expected cost savings, synergies and other financial benefits from the pending acquisition by HomeTrust of TriSummit and/or the combined company might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the approval of TriSummit’s shareholders for the pending merger might not be obtained; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this press release or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.
Additional Information
In connection with the proposed merger, HomeTrust Bancshares, Inc. has filed a registration statement on Form S-4 with the SEC, which included a proxy statement of TriSummit that also constitutes a prospectus of HomeTrust. The proxy statement was delivered to TriSummit’s shareholders seeking approval of the merger. This document and other documents relating to the merger filed by HomeTrust can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents also can be obtained free of charge by accessing HomeTrust’s website at www.hometrustbanking.com under the tab “Investor Relations” and then under “SEC Filings.”  Alternatively, these documents, when available, can be obtained free of charge from HomeTrust upon written request to HomeTrust Bancshares, Inc., Attn: Investor Relations, 10 Woodfin Street, Asheville, North Carolina 28801 or by calling (828) 350-3049 or from TriSummit, upon written request to TriSummit Bancorp, Inc., Attn: Investor Relations, 422 Broad Street, Kingsport, Tennessee 37660.
Participants in this Transaction
HomeTrust, TriSummit and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from TriSummit shareholders in connection with the proposed transaction under the rules of the SEC.  Information about the directors and executive officers of HomeTrust may be found in the definitive proxy statement of HomeTrust filed with the SEC by HomeTrust on October 14, 2016.  This definitive proxy statement can be obtained free of charge from the sources indicated above.  Information about the directors and executive officers of TriSummit will be included in the proxy statement/prospectus when filed with the SEC. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.
WEBSITES:          WWW.HOMETRUSTBANCSHARES.COM
WWW.TRISUMMITBANK.COM

Contact:

HomeTrust Bancshares, Inc.
Dana L. Stonestreet - Chairman, President and CEO
Tony J. VunCannon - Executive Vice President, CFO, and Treasurer
828-259-3939

TriSummit Bancorp, Inc.
R. Lynn Shipley Jr. - President and Chief Executive Officer
George J. Schneider - Executive Vice President and CFO
877-389-2265